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                                                                   EXHIBIT 2.6

                                                             ENGLISH TRANSLATION





                             CONSTRUCTION AGREEMENT


                     Namtai Electronic (Shenzhen) Co. Ltd.

         Additional Construction of Equipment Work for the New Factory

                     AND the Interior Decoration of Office





                                  May 19,1995





                     Namtai Electronic (Shenzhen) Co. Ltd.

                              Shimizu Corporation



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                                                             ENGLISH TRANSLATION

                                   AGREEMENT

Pursuant to the additional equipment work for the new factory and the interior decoration of office of Namtai Electronic (Shenzhen) Co. Ltd. ("hereinafter referred to as the "Work"), Namtai Electronic (Shenzhen) Co. Ltd. (hereinafter referred to as the "Company") and Shimizu Corporation (hereinafter referred to as the "Contractor") have entered into this Agreement in accordance with the terms and conditions as stipulated below

(1)      Name and Site of the Work

         1. Name of the Work; Additional equipment work and interior decoration work of office of the Shenzhen factory of Namtai Electronic (Shenzhen) Co. Ltd.

         2.      Site: Gusu Industrial Estate, Xinan, Baoan, Shenzhen, PRC.

(2)    The Work Content

       1. Additional equipment work and office's interior decoration of Shenzhen factory.

(3)    Work period

       1.     Commencing Date : May 22, 1995

       2.     Completion Date: November 30, 1995

(4)    Contract sum

       The Company shall pay to the Contractor a total sum of HK$32,687,000, details as set forth in the list attached hereto.

(5)    Payment Schedule

       The Company shall pay to the Contractor in accordance with the following payment schedule

                 Upon signing of this Agreement      20%         HK$6,537,400
                   (May 31, 1995)
                 July 31, 1995                       20%         HK$6,537,400
                 September 30, 1995                  25%         HK$8,171,750
                 November 30, 1995                   25%         HK$8,171,750
                 December 31, 1995                   10%         HK$3,268,700


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                                                             ENGLISH TRANSLATION

       The Contractor shall pay to the Company a 5% retention for guarantee of repair as soon as it receives the 10% balance contract sum.

(6)    Payment term

       1. The Company shall telex transfer to the following designated account of the Contractor in HK$

              Bank of Tokyo, Shenzhen Branch
              Shimizu Corporation Shenzhen office
              HK$ Account No. 500000775

       2.     Charges on such telex transfer shall be borne by the Company

(7)    Purchase of imported equipment

       Pursuant to the provisions of this Agreement, the equipments, machineries, appliances, tools, etc. shall be solely arranged by the Contractor. Nevertheless, if such goods have to be imported, after the Company has confirmed the quantity and price, with the approval of the Foreign Economic and Trade Committee, it will submit the list of equipments to the Contractor who shall act as its agent to purchase the designated equipments outside China. The Company shall be responsible for its importation and the price of such equipments shall be included in the contract sum.

(8)    Miscellaneous

       1. The terms and conditions of this Agreement is formulated on the basis of the terms of agreement of Japan's "Four United Committee" with supplemental terms that [when there is changes in the laws, regulations of Shenzhen city and China and the instructions from government department relating to the design policy and drawings which affect the Work period and Contract sum, the Work period and Contract sum shall be revised accordingly.]

(9)    Enforceability of Agreement

       This Agreement shall become effective upon its signing and shall remain in full force and effect until both the Company and the Contractor have executed their responsibility. Provided however, if the Company or the Contractor have not obtained China government department's approval for implementing this Agreement, this Agreement shall become void.

Each of the Company and the Contractor shall keep a set of this Agreement.

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                                                             ENGLISH TRANSLATION





                                                                    May 19,1995




                                      Company:
                                        Gusu Industrial Estate, Xinan, Baoan,
                                        Shenzhen, PRC.
                                        Namtai Electronic (Shenzhen) Co. Ltd.




                                        ---------------------------------------
                                        Director/General Manager     Y. Inagawa





                                      Contractor:
                                        Shibaura 1-2-3, Minato-ku, Tokyo, Japan
                                        Shimzu Corporation




                                        ---------------------------------------
                                        Manager





cons-agt

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                                                             ENGLISH TRANSLATION

                              TERMS AND CONDITIONS

(1)      General

         1. The Company (hereinafter referred to as "Party A") and the Contractor (hereinafter referred to as "Party B") shall mutually and equally execute this Agreement.

         2. Party B shall comply with the terms & conditions ("the Terms") of this Agreement and the design drawings and details of work (hereinafter referred to as "the Design Drawing Book" and incorporating the site specification and explanation items) to complete and deliver the Work and Party A shall settle all the Contract sum to Party B.

(2)      Work Site etc.
         1. Party A shall provide all necessary site, building ("the Work Site") to Party B in accordance with provision of the Design Drawing Book and ensure that the same shall be provided to Party B prior to the required date. (if the Design Drawing Book has specified such date, the date shall follow that date)

         2. In the event of problems relating to the boundary or its adjoining site, Party A shall settle with the assistance of Party B.

(3) Details of Contract sum and Work schedule Party B shall submit details of contract sum and Work schedule to Party A upon signing of this Agreement. (hereinafter referred to as "the Contract Breakdown")

(4)      Assignment and Appointment

         Party B shall not assign or appoint the whole or the majority part of the Work to any third party.

(5)      Rights & Obligations on Assignment

         1. Neither party shall assign any rights and obligations of this Agreement to any third party unless with the written consent of the other party.

         2. Neither party shall assign, lent or pledge the target object and materials to any third party unless with the written consent of the other party.


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                                                             ENGLISH TRANSLATION

(6)      Site responsible person

         1. Party B shall designate a site responsible person and notify Party A in writing.

         2. The site responsible person shall be fully in charge of all the Works provided that he should notify Party A on such significant matters relating to the Site's operation as the site management, safety measures, disaster prevention and commencing date of Work, etc.

(7)      Differences relating to the Work

         Party A shall notify Party B in writing specifying the reason when it considers that the act of the site responsible person and his workers are not appropriate for Party B to take necessary action.

(8)      Materials and machineries of the Work

         1. Party B shall use the designated materials and equipment machineries as contained in the Design Drawing Book. Otherwise, it should use the product in accordance with the standard of the People's Republic of China. Party A shall request Party B to change (if it considers the same not appropriate).

         2. Party B shall test the materials and machineries if the Design Drawing Book has specified such testing.

         3.      All direct cost for the above testing shall be borne by Party
                 B. However, all cost for testing not specified in the Design Drawing Book shall be borne by Party A.

         4. Party B shall arrange its own machineries, equipments, tooling, etc. to facilitate the Work. Party A shall support in the imported formalities if necessary.

(9)      Payment of materials and leasing of goods

         1. The goods or materials shall be inspected or duly passed by Party B when making payment of materials or leasing of goods.

         2. After Party B has paid for the materials or goods, if it discovered any hidden defects in accordance with the aforesaid inspection or test, it shall notify Party A for instruction.




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                                                             ENGLISH TRANSLATION

         3. The date of delivery of goods and the payment of materials shall be based on the Work Schedule submitted by Party B. If the place of delivery has not been specified in the Design Drawing Book, it shall be deemed the Site.

         4. Party B shall carefully safe-keep and use all paid materials and leased goods.

         5. Unless specifically provided in the Design Drawing Book, all usage of paid materials and residue materials shall be treated according to the instruction of Party A.

         6. lf not designated in the Design Drawing Book, the place for returning materials not necessary to pay or used goods shall be the Site.

(10)     Prevention of damage

         1. Party B shall at its own expenses protect all target object, materials and prevent any damage to the neighboring object or third party before yielding up the completed Work and take necessary measures in accordance with the Design Drawing Book and related regulations.

         2. Upon confirmed by both Party A and Party B that the measures in respect of the protection of the object attached to the Work Site should not be responsible by Party B, such expenses shall be borne by Party A.

         3. Party B shall seek for advice of Party A in the prevention of damage if it thinks fit. In emergency cases, Party B can take action before liaising with Party A.

         4. Party B shall comply with the requirements of Party A in taking temporary measures.

         5. The cost for the aforesaid measures shall be mutually determined by both parties.

(11)     Third Party Injury

         1. Party B shall compensate for the injury of third party during the course of Work. Nevertheless, if it is apparent that the responsibility rests with Party A, Party A shall be liable.


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                                                             ENGLISH TRANSLATION

         2. If Party B has taken all appropriate course of prevention of noises, the sinking of foundations, stoppage of underground water, etc. without success and caused injury of third party, Party A shall be liable regardless of the aforesaid provision.

         3. Any disputes with third party regarding the aforesaid provision and other matters of the Work shall be mutually managed by both parties.

         4. The damage caused by the provision to third Party of sun shelter, wind damage, obstruction of electronic wave, etc. which are the responsibility of Party A shall be managed & settled by Party A. If necessary, Party B shall assist Party A. Compensation to third party shall be borne by Party A.

         5. Due to the aforesaid, Party A shall follow the request of Party B to postpone the Work Period, if necessary, which date shall be mutually determined by both parties.

(12)     General damage to the Work

         1. Party B shall take responsibility on all damage to the object of this Agreement, materials or other general damage in the course of work prior to its completion & the Work Period shall not be delayed.

         2. If the aforesaid damage falls within the following circumstances, Party A shall be liable. If necessary, Party B can request for postponement of Work Period.

                 (a) problem of Party A and hindered the Commencement Date or Party A delayed or stopped the Work

                 (b) the delay in the payment of material or leased goods and caused the waiting or suspension of the Work of Party B

                 (c) the delay in payment of the deposit or installment and result in the suspension of the Work of Party B

                 (d) Because of the China government, such as apparent delay in the permission of Work import or custom formalities and affect the Work

                 (e)      Force Majeure as stipulated in Clause (13)

                 (f)      other causes due to Party A's responsibility

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                                                             ENGLISH TRANSLATION

(13)     Force Majeure

         Party B shall not be responsible for the following damage as a result of Force Majeure but shall be entitled to extend the Work Period which cost shall be mutually determined by both parties.

         (a)     Significant change in international situation or war;

         (b)     riots or strikes;

         (c) orders from governmental authorities for execution, demolition or forbidden of transportation, etc.;

         (d)     the change of laws or regulations in China, Japan or Hong
                 Kong;

         (e) natural disaster, such as earthquake, burst of volcano, typhoon, rainstorm that caused flooding;

         (f)     the influence by the damage of neighbouring site;

         (g)     the prolonged time for unloading of imported goods;

         (h)     the problems of Party A on the lease of the land of the Site.

(14)     Damage Insurance

         Party B shall arrange for their own insurance on its responsibility and third party insurance, etc. and notify details to Party A. However, the overall insurance of the building shall be insured by Party A or the owner of such building.

(15)     Completion inspection

         1. After the completion of the Work by Party B in accordance with the Design Drawing Book, it shall be passed by the relevant China departments and then request for inspection by Party A.

                 Party A shall accompany with Party B for inspection and deliver up the target object.

         2. If it is found that Party B has not complied with all the necessary requirements, Party B shall rectify within the Work Period or within the designated time stipulated by Party A for re-inspection by Party A and relevant departments.

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                                                             ENGLISH TRANSLATION

         3. Party B shall liaise with Party A to clear up the Site within a designated time after completion of the Work.

         4. If the clearing up of the Site as aforesaid is delayed without reason. Party A shall take action and charge the cost to Party B.

(16)     Partly use

         1. Although the Work is still in progress, if necessary, Party A can begin using a part with the written consent of Party B and the confirmation of relevant departments. The part that used by Party A shall be managed by Party A.

         2. Party A shall be responsible for the damages caused to the aforesaid part used by it.

(17)     Request, Payment & Settlement

         1.      Following the passing of the inspection as provided in clause
                 (15) above, Party B shall yield up the object to Party A who shall settle all the payment in this Agreement.

         2. Party A shall be entitled to settle part of the Contract sum for the portion of object that passed the inspection.

(18)     Protection of Defects

         1. Party A shall request Party B to rectify the defects occurred in the Work within the required time or to compensate the loss in lieu thereof. Provided however, if such defect is immaterial and the cost for making good the same is excessively high, Party A and Party B shall negotiate mutually.

         2. The guarantee of the aforesaid defects shall be calculated for 6 months from the delivery date as stipulated in sub-clause 1. and 2. of Clause (17).

         3. Regarding defects on the interior decoration and furnitures, if Party A has requested for rectification or replacement upon the inspection of Party A, Party B shall have no responsibility thereof. However, hidden defects shall still remain 6 months guarantee (wear and tear excepted)

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                                                             ENGLISH TRANSLATION

         4. Party A shall immediately notify Party B for the defect mentioned in 1. above upon the yielding up of the object. Otherwise, it shall not request for rectification or compensation notwithstanding the provision of 1. above save and except the knowledge of Party B.

         5. If Party A has not submitted the claims, within the period provided in sub-clause 2. above for the damage or defects affected by sub-clause 1. above within 3 months, all such rights shall become invalid.

(19)     Alteration of Work and Work Period

         1.      Party A shall make additional or alter the Work, if necessary.

         2.      Party A shall request to Party B for alteration of the Work
                 Period.

         3. Party B shall claim for compensation for loss to Party B due to the aforesaid sub-clauses.

         4. Party B shall with reason request for extension of the Work Period due to additional work, alteration of work, suspension of work due to sub-clause 1 of clause 22. force majeure, etc. Extension of time shall be mutually agreed upon.

(20)     Alteration of Contract sum

         1. Either party shall request for the other party to alter the Contract sum for the following:

                 (a)      alteration or addition of Work

                 (b)      change of Work Period

                 (c) during the term of this Agreement, there is significant consequence to this Agreement due to the changes of laws, regulations, economic situations, etc. that make the Contract sum becomes unreasonable.

                 (d) the Contract sum becomes unreasonable subsequent to the suspension of Work or recommencement of Work after damage.

                 (e) changes to the type, quantity, place of delivery of materials or goods.


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                                                             ENGLISH TRANSLATION

         2. The Contract sum with regards the reduction of Work shall be completed by reference to the provision of the details or Work. Additional work shall be calculated by reference to the prevailing market price to be determined by both parties.

(21)     Delay and Default fine

         1. if Party B fails to deliver the target object due to its own responsibility, Party A shall be entitled to a daily default fine at 0.1% of the balance Contract sum after deducting the completed portion, the part used by Party A pursuant to Clause
                 (16) and the completed inspection work material.

         2. If Party A fails to comply with the provision of sub-clause 1 or 2 of Clause (17) hereof for the payment of Contract sum or the sum equivalent to the Work, Party B shall be entitled to the daily default fine of 0.1%.

         3 . The aforesaid provision applies to the delay in settling the deposit or installment by Party A.

         4. Party B shall be entitled to reject the delivery of target object if Party A fails to comply with the provision of 2. above. Party B shall not be liable for any damage to the target object if it has taken reasonable care to manage. The cost of such management by Party B shall be borne by Party A.

(22)     Rights of termination by Party A

         1. If necessary, Party A shall terminate the Work and cancel this Agreement but shall compensate for loss to Party B.

         2. Party A shall be entitled to terminate this Agreement and claim for damages against Party B for the following circumstances

                 (a) Party B fails to start the Work on the Commencement Date without reasonable excuse.

                 (b) if fails to complete the Work within the Work Period or forecast the completion in accordance with the Work Schedule.

                 (c) Party B fails to comply with the provision of Clause (4).


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                                                             ENGLISH TRANSLATION

                 (d) Party B fails to comply with the provision of sub-clause 2 of Clause (20) without reason and fails to settle despite the pushing of Party A.

                 (e) Other than the 4 items mentioned above, Party B fails to comply with the terms and conditions of this Agreement and which caused the failure to achieve this Agreement.

                 (f) Party B fails to request for termination pursuant to any reason provided in sub-clause 2. of Clause (23).

(23)     Rights of termination by Party B

         1. Party B shall be entitled to terminate this Agreement on the following circumstances and claim for damages against Party A despite repeated reminder

                 (a)      Party A fails to settle deposit or installment.

                 (b) Party A without reason fails to observe sub-clause 4 of Clause (19) or sub-clause 2. of Clause (20).

                 (c) Party A fails to provide the Site as stipulated in Clause (2), or due to force Majeure.

                 (d) Party A's responsibility that cause significant delay in the Work other than 3 above items.

         2. Party B shall be entitled to cancel this Agreement due to the following:

                 (a) the aforesaid day or suspension of Work for exceeding 1/4 of the Work Period.

                 (b) Significant reduction of Work by Party A for more than 1/2 of the Contract sum.

                 (c) the non-fulfillment by Party A of the terms of this Agreement that make it impossible to execute by Party B.

                 (d)      failure to pay for the Contract sum.

         3. Party B can request for damages for the aforesaid circumstances.


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                 ENGLISH TRANSLATION

(24)     Method of termination

         1. Party A shall accept for the completed part and the materials and equipments purchased by party B and settle mutually

         2. Pursuant to the provision of sub-clause 2. of Clause (22), all Contract sum excessively paid by Party A shall be refunded to Party A with interest calculated at the same rate as the short term loan in China.

         3. Both Party A and Party B shall clear up their goods on the Site within the time agreed by both parties upon its termination.

         4. If either party fails to deal with the aforesaid despite reminders, the other party shall take action on its behalf and change the necessary cost.

(25      Settlement of dispute

         Any disputes arising from the execution of this Agreement, the Design Drawing Book, the Terms, etc. shall be settled pursuant to the International Trade Laws Arbitration Rules by means of one or more arbitrators selected therein.

(26)     Other matters

         1. Any terms not stipulated in this Agreement and the Terms shall be mutually negotiated.

         2. The interpretation of this Agreement applies to Japanese version.

(27)     Supplement

         1.       This Agreement shall become effective upon its execution.




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